CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-165889 on Form S-3, and Registration Statement Nos. 333-175293, 333-93355, 333-70891, 333-13229, 333-151104, 333-149706 and 333-75395 on Form S-8 of our reports dated February 23, 2012, relating to (1) the consolidated financial statements and financial statement schedule of Westar Energy, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of a new accounting standard in 2010), and (2) the effectiveness of Westar Energy, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
February 23, 2012